Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

FOURTH QUARTER 2011 FINANCIAL RESULTS

Testing Services Revenue and Test Volumes Exceed 50% Growth as

Sales Force, Customer Base and Test Menu Expand

IRVINE, California, February 29, 2012 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for cancer and developmental disorders, reported today that total revenues for the fourth quarter of 2011 increased 52% to $1.2 million from $804,000 in the fourth quarter of 2010.  Diagnostic services revenues during the fourth quarter of 2011, which comprised all of the revenues generated, increased 55% compared to diagnostic services revenues of $791,000 recognized during the fourth quarter of 2010.  The Company performed a total of 1,318 billable diagnostic tests for 103 customers in the fourth quarter of 2011, compared to 912 tests for 89 customers in the fourth quarter of 2010.  For the year ended December 31, 2011, diagnostic services revenues increased by 39% to $4.6 million as compared to $3.3 million for the comparable 2010 period.

CombiMatrix President and Chief Executive Officer Judd Jessup said, “The commercial traction that began in the summer months has accelerated coming out of 2011 resulting in solid top line growth in the fourth quarter and a larger commercial footprint in both of our key markets — cancer and developmental genetics.  Volumes for new key tests brought online in the second half of 2011 have been increasing each month and, on top of that, we recently added new sales representatives in both divisions. We are committed to maintaining this growth momentum going throughout the coming year and beyond.”

Net loss from continuing operations during the fourth quarter of 2011 was $(2.0 million), or $(0.19) per basic and diluted share from continuing operations, compared to $(1.4 million), or $(0.18) per basic and diluted share from continuing operations in the fourth quarter of 2010.  This increase was due primarily to the one-time recognition of $489,000 of other income from the qualified therapeutic discovery program received and recognized during the fourth quarter of 2010.  For the year ended December 31, 2011, net loss from continuing operations was $(7.9 million), or $(0.80) per basic and diluted share, compared to $(5.9 million), or $(0.77) per basic and diluted share for the year ended December 31, 2010.  Included in the 2010 net loss was a one-time litigation settlement gain of $19.4 million, partially offset by a goodwill impairment charge of $16.9 million.

Cash and cash equivalents totaled $6.4 million as of December 31, 2011, compared to $6.6 million as of December 31, 2010.  Net cash flows (used in) provided by operating activities were $(6.5 million) and $9.7 million for the twelve months ended December 31, 2011 and 2010, respectively.  Operating cash flows for 2010 included the receipt of $19.4 million in net litigation settlement proceeds.  Contributing to the improvement in net cash flows used in operating activities (excluding net litigation settlement proceeds) for the periods presented was the Company’s restructuring plan executed in 2010, whereby the former CustomArray operations in Mukilteo, Washington were shut down.

Jessup concluded, “The recent announcement of the NIH sponsored study regarding the superiority of microarrays compared to traditional karyotyping in identifying genetic abnormalities in unborn children will continue to drive the adoption of the microarray technology by maternal fetal medicine specialists.  The physicians involved with that study have been very clear that microarray technology should become the standard of care, and as the only publicly traded company that specializes in that technology, we believe CombiMatrix is poised to both drive and take advantage of that shift.”

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the fourth quarter 2011 financial results.  To attend the presentation by phone, dial 1-888-539-3679 for domestic callers and 1-719-325-2488 for direct-dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com in the Investor/Events section (http://investor.combimatrix.com/events.cfm).

A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 9792470.  The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com in the Investor/Events section (http://investor.combimatrix.com/events.cfm).

About CombiMatrix Corporation

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Molecular Diagnostics (CMDX), is a molecular diagnostics laboratory which offers DNA-based testing services to the prenatal, pediatric and oncology markets.  The Company performs genetic testing utilizing Microarray, FISH, PCR and G-Band Chromosome Analysis.  CMDX offers prenatal and pediatric testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies.  CMDX was also the first commercial clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to oncology patients and medical professionals.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both developmental medicine and oncology; our ability to attract and retain a qualified sales force; rapid technological change in our markets; changes in demand for our future products; the ability of microarray technology to become the standard of care; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
R. Judd Jessup	Matthew H. Clawson
President & CEO, CombiMatrix Corporation	Partner, Allen & Caron, Inc.
Tel (949) 753-0624	Tel (949) 474-4300
matt@allencaron.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
Revenues:
Services	$1,224	$791	$4,558	$3,283
Products		13	—	271
Total revenues	1,224	804	4,558	3,554
Operating expenses:
Cost of services	677	511	2,642	1,931
Cost of products	—	5	—	253
Research and development	361	334	1,366	2,033
Sales and marketing	754	524	2,715	1,882
General and administrative	1,391	1,266	5,567	5,785
Patent amortization and royalties	39	33	166	190
Goodwill impairment	—	—	—	16,918
Total operating expenses	3,222	2,673	12,456	28,992
Operating loss	(1,998)	(1,869)	(7,898)	(25,438)
Other income (expenses):
Qualified Therapeutic Discovery Program income	—	489	—	489
Litigation settlement gain	—	—	—	19,385
Loss from early extinguishment of debt	—	—	—	(572)
Interest income	—	1	3	7
Interest expense	(6)	(5)	(20)	(361)
Derivatives gains	—	—	—	605
Total other (expense) income	(6)	485	(17)	19,553
Net loss from continuing operations	(2,004)	(1,384)	(7,915)	(5,885)
Loss (income) from discontinued operations	(2)	(108)	316	(7,229)
Net loss	$(2,006)	$(1,492)	$(7,599)	$(13,114)

Basic and diluted net loss per share from continuing operations	$(0.19)	$(0.18)	$(0.80)	$(0.77)
Basic and diluted net loss per share from discontinued operations	—	(0.01)	0.03	(0.95)
Basic and diluted net loss per share	$(0.19)	$(0.19)	$(0.77)	$(1.72)

Basic and diluted weighted average common shares outstanding	10,704,121	7,620,398	9,884,611	7,612,477

CONSOLIDATED BALANCE SHEET INFORMATION:

	December 31,	December 31,
	2011	2010

Total cash and cash equivalents	$6,385	$6,556
Total assets	9,448	9,587
Total liabilities	1,298	1,371
Total shareholders’ equity	8,150	8,216